Castle Brands Announces First Quarter Fiscal 2016 Results

Net Sales Increase 37.8% Driven by Strong Growth of Whiskeys, Rums and
Gosling’s Stormy Ginger Beer

NEW YORK – August 10, 2015 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter ended June 30, 2015.

Operating highlights for the quarter ended June 30, 2015:

•	Net sales increased 37.8% to $16.5 million for the first quarter of fiscal 2016, as compared to $12.0 million in the comparable prior-year period.

•	Total gross profit increased 45.8% to $6.6 million, as compared to $4.5 million for the comparable prior-year period.

•	EBITDA, as adjusted, improved to $0.6 million, as compared to a loss of ($0.1) million in comparable prior-year period.

•	Whiskey revenues increased 106% from the comparable prior-year period due to continued strong performance of Jefferson’s bourbons and Knappogue and Clontarf Irish whiskeys.

•	Rum case sales increased 11.8% from the comparable prior-year period due to growth of Gosling’s rums.

•	Gosling’s Stormy Ginger Beer case sales increased 40.8% to approximately 228,000 cases from approximately 162,000 in the comparable prior-year period.

•	Acquired a 20% stake in Kentucky Artisan Distillers, a distillery that produces new fill bourbon and rye for Castle, houses a Jefferson’s bourbon visitor center and provides substantial storage capacity.

“This was a particularly strong quarter for Castle Brands. We continued to drive sales of our more profitable brands, such as Jefferson’s, Gosling’s and our Irish whiskeys. This resulted in strong revenue growth, improved margins, decreased G&A as a percent of revenue, reduced net loss and increased EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“We used a portion of our aged bourbon reserves to support increased sales of Jefferson’s and its brand extensions, such as Jefferson’s Ocean Aged at Sea. After the end of the quarter, we were able to buy additional aged bourbon to support continued substantial growth of the brand. Our whiskey portfolio has also benefited from additions to our Irish whiskey offerings and the initiation of a barrel program for Knappogue Castle Whiskey. We expect significant growth in whiskey sales to continue,” said John Glover, Chief Operating Officer of Castle Brands.

“Gosling’s rums case sales increased over 10% and Stormy Ginger Beer case sales increased 40% year over year, an indication of the growing prominence of the Gosling’s brand. For the 12 months ended June 30, 2015, sales of Gosling’s Stormy Ginger Beer were approximately 781,000 cases, a 60% increase over sales in the 12 months ended June 30, 2014. This increased brand recognition should stimulate demand in core markets and provide opportunities for expansion to new markets,” Mr. Glover added.

The Company had net sales of $16.5 million in the first quarter of fiscal 2016, an increase of 37.8% from net sales of $12.0 million in the comparable prior-year period. This sales growth was driven by the overall growth of our Jefferson’s bourbons, Gosling’s rums and Stormy Ginger Beer, Knappogue and Clontarf Irish whiskeys and Pallini liqueurs. Net loss attributable to noncontrolling interests was ($0.3) million in the first quarter of fiscal 2016, as compared to ($0.3) million in the comparable prior-year period. The net loss attributable to common shareholders was ($1.1) million, or ($0.01) per basic and diluted share, in the first quarter of fiscal 2016. This compares to a net loss attributable to common shareholders of ($1.5) million, or ($0.01) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for first quarter of fiscal 2016 improved to $0.6 million as compared to ($0.1) million in the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, foreign exchange loss and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Jefferson’s Ocean Aged at Sea® Bourbon, Jefferson’s Chef’s Collaboration and Jefferson’s The Manhattan: Barrel Finished Cocktail, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Knappogue Twin Wood, Knappogue Castle 1951, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, .

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2015, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
	2015	2014
Sales, net*	$16,513,079	$11,982,199
Cost of sales*	9,885,765	7,435,545

Gross profit	6,627,314	4,546,654

Selling expense	4,351,945	3,239,326
General and administrative expense	2,066,091	1,610,616
Depreciation and amortization	228,256	216,098

Loss from operations	(18,978)	(519,386)

Other (expense) income, net	(821)	16,942
Foreign exchange loss	(49,219)	(236,447)
Interest expense, net	(257,164)	(288,642)
Income tax expense, net	(523,962)	(162,962)

Net loss	(850,144)	(1,190,495)
Net income attributable to noncontrolling interests	(273,518)	(305,336)

Net loss attributable to common shareholders	$(1,123,662)	$(1,495,831)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	157,535,571	153,929,182

• Sales, net and Cost of sales include excise taxes of $1,768,980 and $1,485,515 for the three months ended June 30, 2015 and 2014, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended
	June 30,
	2015	2014
Net loss attributable to common shareholders	$(1,123,662)	$(1,495,831)

Adjustments:
Interest expense, net	257,164	288,642
Income tax expense, net	523,962	162,962
Depreciation and amortization	228,256	216,098

EBITDA (loss)	(114,280)	(828,129)

Allowance for doubtful accounts	34,000	59,000
Allowance for obsolete inventory	100,000	—
Stock-based compensation expense	239,940	191,456
Other expense (income), net	821	(16,942)
Foreign exchange loss	49,219	236,447
Net income attributable to noncontrolling interests	273,518	305,336

EBITDA, as adjusted	583,218	(52,832)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com